Exhibit 10(vv)

FPIC INSURANCE GROUP, INC. CASUALTY AWARDS MADE EXCESS OF LOSS REINSURANCE AGREEMENT 2003 FINAL REINSURANCE PLACEMENT SLIP

COMPANY:	Member companies of FPIC Insurance Group, Inc. (“FIG”),
a Florida corporation,
including:
First Professionals Insurance Company, Inc.
a Florida corporation
Interlex Insurance Company
a Missouri corporation
Intermed Insurance Company
a Missouri corporation
Anesthesiologists’ Professional Assurance Company
a Florida corporation; and
any company hereafter affiliated with FPIC Insurance Group, Inc., provided the Company gives written notice to the Reinsurers and the Reinsurers agree in writing prior to the inclusion of any such newly affiliated company.

EFFECTIVE:	Awards made during the 12-month period commencing April 1, 2003, 12:01 a.m. Eastern Standard Time, and relating to claims under the Company’s policies that involve extra contractual obligations and/or excess limits liability.

BUSINESS COVERED:	All business written and classified by the Company as:
A.	Medical Professional Liability (including Loss of Privileges coverage), Comprehensive General Liability (including Non-Owned Auto and Owners, Landlords, and Tenants coverage), and ancillary coverages, covering Physicians, Dentists, Chiropractors, Podiatrists, and other Allied Medical Practitioners, and their Professional Associations.
B.	Health Care Facilities (including but not limited to Hospitals, Outpatient Surgical Centers, Clinics, and Medical Laboratories), Comprehensive General Liability (including Non-Owned Auto and Owners, Landlords, and Tenants coverage), and ancillary coverages, including employed medical technicians, partnerships, corporations, and limited liability companies as covered under the Company’s policies.
C.	Lawyers Professional Liability and State Judges Professional Liability.

EXCLUSIONS:	As attached.

TERRITORY:	To follow the Company’s policies.

RETENTION AND LIMIT:	90% of $10,000,000 ultimate net loss any one occurrence, in excess of
(1)	As respects policies attaching prior to 1st January 2000
$2,000,000 plus all recoverables, whether recovered or not, from the applicable underlying reinsurance program to inure to the benefit of this Agreement, or $4,000,000 ultimate net loss any one occurrence, whichever the greater.

1

(2)	As respects policies attaching on or after 1st January 2000
$1,500,000 ultimate net loss any one occurrence plus all recoverables, whether recovered or not, from the applicable underlying reinsurance program to inure to the benefit of this Agreement.

Interlocking Clause to apply to retention in the event of a loss occurrence involving (1) and (2).

REINSTATEMENT:	One full reinstatement at pro rata additional premium as to amount but 100% as to time.

PREMIUM AND NO CLAIMS BONUS:

Minimum and Deposit $2,990,000 payable in equal quarterly installments of $747,500 at April 1, July 1, October 1, 2003 and January 1, 2004. Within 60 days following Agreement expiration on a provisional basis and quarterly thereafter until all premium is earned, the Company will adjust the deposit premium against a rate of 1.15% of the Company’s gross net written premium.

15% No Claims Bonus if Agreement is commuted at September 30, 2004 (subject to paid losses at that time to the 2000, 2001 and 2002 years of this Agreement not exceeding a 59.5% loss ratio of the gross reinsurance premium). Loss ratio defined by reserves established by Reinsurers.

All of the amounts and rates shown are for 90%.

CONTINGENT ADDITIONAL PREMIUM:

It is understood and agreed that for those Reinsurers participating hereunder who also participated in the 2001 Agreement (AR12619), the Company agrees to pay such Reinsurers an additional premium equal to the first $500,000 of loss Reinsurers pay (based on their 2001 line) in respect of the Murciano/South Florida Anaesthesiologists Consultants against Rosalma Vasqueq claim.

It is further noted that the above paragraph is applicable to the following Reinsurers only:
COMPANY NAME	FEIN#	2001 Agreement Year % Participation

Underwriters At Lloyd’s
Lloyd’s Syndicate DPM #0435	AA-1126435	23.59%
Lloyd’s Syndicate RAS #1096	AA-1127096	4.72%
Lloyd’s Syndicate SJC #2003*	AA-1128003	4.72%
Lloyd’s Syndicate AGM #2488	AA-1128488	9.43%

* Includes line for Catlin Syndicate #1003

Total Participant:		42.46%

2

OTHER REINSURANCE:
The Company is permitted to have other treaty reinsurance. The premium for any such reinsurance that inures to the benefit of this Agreement will not be included within the subject premium hereunder. For all purposes of this Agreement, any form of intra-company reinsurance among the companies included within the definition of “Company” will not constitute inuring reinsurance.

LOSS RESERVES:	Letter of Credit from non-admitted/non-accredited Reinsurers only in respect of known and reported losses only - excluding IBNR (Citibank NA scheme).

REPORTS:	Within 60 days following the close of each calendar quarter, the Company will furnish the Reinsurers with a report containing such information as may be required by the Reinsurers for completion of their NAIC statements.

Premium and loss reporting requirements are set forth in the Reinsurance Premium and No Claims Bonus Article and in the Loss Notices and Settlements Article, respectively. Loss notices and premium payments made to the Reinsurers are to be in sufficient detail to identify what portion of any premium or loss relates to each reinsured company.

OTHER PROVISIONS:
All reinsurance for which the Reinsurers will be obligated by virtue of this Agreement will be subject to the same terms, conditions, interpretations, waivers, modifications, and alterations of the Company’s policies that are the subject of this Agreement.

Access to Records Clause
Agency Clause
Aon Re Inc. Intermediary Clause
Arbitration Clause
Definitions Clause – See attached
Delays, Errors, or Omissions Clause
Entire Agreement and Amendments Clause
Extra Contractual Obligations (100%)/Excess Limits Liability (100%) Clause
Insolvency Clause
Loss Notices and Settlements Clause - as attached - all ex-gratia payments to be agreed by Leading Underwriter
Net Retained Liability Clause
Subrogation Clause
Service of Suit Clause

WORDING:	To be agreed by Leading Underwriter only.

INFORMATION:	(1) Estimated GNWP $260,000,000 (2) Protocol for Claims Reporting - as attached

In accordance with your instructions, we have placed reinsurance with the Reinsurers listed hereon, subject to the terms and conditions hereinabove stated. We ask that you promptly advise us if the terms, conditions, or Reinsurers vary in any respect from your instructions. Aon Re Inc. will not be responsible for the financial or other obligations of any Reinsurers. Should you desire financial information regarding the Reinsurers listed hereon, please contact us and we will furnish it.

3

The Reinsurer’s obligations under this Agreement are several and not joint and are limited solely to the extent of their individual participations. The Reinsurers are not responsible for the participation of any co-subscribing Reinsurer who for any reason does not satisfy all or part of its obligations.

REINSURED WITH:	FEIN#	PARTICIPATION

Through Aon Limited
London Companies
Aspen Insurance UK Limited	AA-1120337	32.98%
Total London Companies		32.98%

Underwriters At Lloyd’s
Lloyd’s Syndicate FDY #0435	AA-1126435	27.47%
Lloyd’s Syndicate AUW #0609	AA-1126609	5.49%
Lloyd’s Syndicate RAS #1096	AA-1127096	6.59%
Lloyd’s Syndicate SJC #2003	AA-1128003	2.75%
Lloyd’s Syndicate AGM #2488	AA-1128488	8.24%
Lloyd’s Syndicate BRT #2987	AA-1128987	16.48%

Total Underwriters At Lloyd’s		67.02%
Total Aon Limited		100.00%

Total All Participants		100.00%

Assuming that you find everything in order, please indicate your acceptance and approval by signing and returning one (1) copy of this Final Placement Slip to Aon Re Inc., 199 Fremont Street, 12th Floor, San Francisco, California 94105.

ACCEPTED &
APPROVED:________________________________________________________________

REFERENCE
NUMBER:____________________________________ DATED:_______________________

(For processing purposes it is important that you provide your Company’s reference number for this program.)

4

EXCLUSIONS

This Agreement does not apply to and specifically excludes the following:

A.	All liability of the Company arising, by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. “Insolvency fund” includes any guaranty fund, plan, pool, association, fund, or other arrangement, howsoever denominated, established, or governed that provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee, or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee, or other obligation in whole or in part.

B.	Reinsurance assumed by the Company, other than:

1.	Intra-company reinsurance; and
2.	Policies underwritten by the Company but issued by another carrier at the Company’s request and reinsured 100% by the Company.

C.	Loss or liability excluded by the provisions of the Nuclear Incident Exclusion Clause — Liability — Reinsurance — U.S.A., attached to and forming a part of this Agreement.

D.	Insureds written in the Company’s Non-Standard Medical and Dental Malpractice Quota Share Reinsurance Agreement AR 11997 (or any replacement thereof).

E.	Business produced and underwritten by others, including but not limited to:

1.	Business written in states other than Florida by Medical Group Insurance Services, Salt Lake City, Utah; and
2.	All business written by Professional Medical Administrators.

5

DEFINITIONS

              The following terms, wherever used in this Agreement, will have the meanings set forth herein, and will be deemed to refer to the singular, plural, or inflected forms of such terms, as the context requires:

A.	“Awards made” will mean any loss arising due to coverage provided hereunder for extra contractual obligations and/or excess limits liability, as hereinafter defined, on policies subject to this Agreement. “Awards made” will also include “second generation awards” as defined below; however, any such second generation award will only be covered hereunder provided that the award results from an action brought by an insured on a policy forming the subject matter of this Agreement. Notwithstanding anything contained in the definition of ultimate net loss, any second generation award will form part of the Company’s ultimate net loss relating to the original award from which such second generation loss originates.

The date an award is made will, in all circumstances, be understood to mean the date that a verdict or judgment is first rendered in respect of the original claim by a court of competent jurisdiction; notwithstanding the foregoing, in respect of second generation awards, the date of such second generation award will be deemed to be the same date as the original award, which has now become the subject of such second generation award.

B.	“Gross net written premium” will mean the gross written premium of the Company for the classes of business reinsured hereunder as specified in the Coverage Article, under policies written and policies renewed during the term of this Agreement, less return premium for cancellations and reductions. Gross net written premium will mean, in all cases, only that portion of the premium actually received by the Company as of the date any report of gross net written premium, or payment based on gross net written premium, is due.

Where the Company’s policies use rates loaded for unlimited extended reporting periods for deceased, disabled, retired, and other withdrawing insureds, the net original premium relating to the load for any such extended reporting periods will not be included in the gross net written premium hereunder until and unless such extension comes into effect. The premium, if any, for any kind of extended reporting period will be deemed to be fully earned as of the date such period commences.

It is understood and agreed that the gross net written premium income base used for this Agreement is a base of convenience only and does not, in any way, serve to alter the basis of coverage set out in the Coverage, Term, and Retention And Limit Articles.

C.	“Insured” will mean each person or group subject to a separate limit of liability under the Company’s policy.

D.	“Loss expense” will be limited to costs of appeal for extra contractual obligations and/or excess limits liability incurred by the Company after the original award has been rendered. “Loss expense” will mean all expenses incurred by the Company in the investigation, appraisal, adjustment, litigation, and defense of claims covered hereunder, including court costs, interest accrued prior to and interest accrued after final judgment, but excluding internal office expenses, salaries, per diem, and other remuneration of regular Company employees.

E.	“Occurrence” will mean the combination of all awards made, regardless of the number of insureds involved, all of which awards made are the result of the same disaster, casualty, accident, or loss or series of disasters, casualties, accidents, or losses arising out of one event.

6

F.	“Policy” will mean any of the Company’s policies, binders, contracts, or agreements of insurance or reinsurance, whether written or oral, regardless of the effective, expiration, or cancellation dates thereof, that fall within the description of business covered as stated in the Coverage Article and within all of the other terms and conditions of this Agreement.

G.	“Second generation award” includes, but is not limited to, all awards against the Company for damages based on, or related to, the manner in which the Company administered, processed, handled, adjusted, litigated, defended, resolved, or settled any claims made against any insured. “Second generation award” specifically includes all compensatory and punitive damage awards imposed against the Company.

H.	“Ultimate net loss” will mean the actual amount of any settlement, award, or judgment the Company has paid or has become liable to pay under its policies in respect of extra contractual obligations and/or excess limits liability, arising from an award made during the term of this Agreement. “Ultimate net loss” will also include all loss expense; however, loss expense incurred by the Company where the Company does not pay or become liable to pay any extra contractual obligation and/or excess limits liability will not be included in the ultimate net loss and will not be covered hereunder, unless the Company has obtained the agreement of the Lead Reinsurer, in advance, to include such loss expense within the ultimate net loss even if the Company does not pay or become liable to pay any extra contractual obligation or excess limits liability.

All inuring reinsurance that is applicable to extra contractual obligations and/or excess limits liability, whether recovered or not, and all other recoveries and subrogations which are actually received by the Company, will be first deducted to arrive at the amount of the ultimate net loss hereunder.

All salvages, recoveries, or payments recovered or received subsequent to loss settlement hereunder will be applied as if recovered or received prior to the aforesaid settlement, and all necessary adjustments will be made by the parties hereto.

Nothing in this definition will be construed to mean that losses are not recoverable hereunder until the Company’s ultimate net loss has been ascertained. For all purposes of this Agreement, any form of intra-company reinsurance among the companies included within the definition of “Company” will not constitute inuring reinsurance.

7

LOSS NOTICES AND SETTLEMENTS

The Company will provide the Reinsurers within 30 days with individual reports of all losses that, in the opinion of the Company, may involve the Reinsurers under this Agreement, and of all subsequent developments pertaining thereto that may materially affect them as well. Inadvertent omission in dispatching the aforementioned notices will in no way affect the obligation of the Reinsurers under this Agreement, provided the Company informs the Reinsurers of such omission upon discovery.

The Company will have the right to settle all claims under its policies. The settlements, provided they are within the terms of the Company’s policies and of this Agreement, will be unconditionally binding on the Reinsurers in proportion to their participation in this Agreement. The Company will likewise, at its sole discretion, commence, continue, defend, or withdraw from actions, suits, or proceedings and generally handle all matters related to all claims and losses, and all payments made and costs and expenses incurred in connection therewith, or in taking legal advice therefore, will be shared by the Reinsurers. When so requested, however, the Company will afford the Reinsurers, at the Reinsurers’ own expense, an opportunity to be associated with the Company in the defense of any claim, suit, or proceeding involving this Agreement, and the Company and the Reinsurers will cooperate in every respect in such defense. Amounts due the Company hereunder in the settlement of ultimate net loss and loss expense will be payable by the Reinsurers within 10 business days upon being furnished by the Company with reasonable evidence of the amount the Company has paid or has become liable to pay in excess of the Company’s applicable retention as set forth in the Retention and Limit Article.

8

PROTOCOL FOR REPORTING CLAIMS ON THE AWARDS MADE TREATIES FOR FIRST PROFESSIONALS INSURANCE COMPANY, INTERMED INSURANCE COMPANY AND ANESTHESIOLOGISTS PROFESSIONAL INSURANCE COMPANY Known as “the company”

1.	As soon as possible after the Company has knowledge that a verdict has been rendered against one of its insureds and that such verdict is likely to be for an amount larger than the original policy limit, the Company will provide Reinsurers with notice by transmitting full details of the loss to:

a.	Aon Re’s imaging system either by

i.	Emailing the Information to: Aon_re_claims_dept@arw.aon.com
ii.	Faxing the information to: 312-381-6500
b.	Copying the following people on the email or fax
i.	Jim Maguire, Mendes and Mount

1.	Email address: James.Maguire@mendes.com
2.	Fax #: 212-261-8750
ii.	Peter Newson, Aon Limited London
1.	Email address: peter.newson@aon.co.uk
2.	Fax #: 44-207-375-1756
iii.	Nora Smith, Aon Re San Francisco at

1.	Email address: nora_smith@arw.aon.com
2.	Fax #: 415-486-7016
iv.	Nancy Llewellyn, Aon Re Chicago at

1.	Email address: Nancy_Llewellyn@arw.aon.con
2.	Fax #: 312-381-0159

2.	In addition to the normal information provided by the company with all of its claims, the notice to the Awards Made reinsurers should include the following information:

a.	Name of insured
b.	Claim #
c.	Date verdict first rendered against insured
d.	Details of trial, verdict, and amounts.
e.	Policy Period
f.	Policy Limit

9